EXHIBIT 10.9
January 12, 1995


Mr. Frederick Dietz
31 Doe Hollow Road
Trumbull, CT  06611

Dear Fred:

On November 30, 1994, Data Switch Corporation ("Data Switch or the "Company") notified you, pursuant to Section 4(a) of the Employment Agreement, dated April 1, 1994, between you and Data Switch (the "Employment Agreement"), that it is exercising its right to terminate the Employment Agreement. Under the terms of the Employment Agreement, you are entitled to certain salary continuance and other benefits, more fully set forth therein.

For value and consideration received, you and the Company have agreed to modify and amend the Employment Agreement as set forth below. Except as expressly modified by this letter, all other terms and conditions of the Employment Agreement will remain in full force and effect, and will not be deemed amended by this letter.

1. Salary Continuance; Fringe Benefits.Effective March 31, 1995, you will no longer serve as an employee of Data Switch.
Section 4(a) of the Employment Agreement is hereby amended to provide that upon such termination of your employment, you shall receive nine (9) months' salary continuance, commencing as of April 1, 1995 and ending as of December 31, 1995. During the period prior to March 31, 1995, you will be entitled to the same level of insurance and other fringe benefits that you presently receive.
Any major travel and entertainment expenses you incur during this period must be approved by me (or my successor) in advance; no reimbursement will be made for expenses incurred after March 31,
1995.   During the period you are recevieving salary continuance,
you will be entitled to those benefits set forth in Section 4 of the Employment Agreement. In the event that you enter into a sales representative agreement with the Company, this arrangement will not act to terminate the Company's obligation to continue to pay your COBRA benefits in accordance with the terms of the Employment Agreement. No bonus or any other type of commission or incentive payment will accrue to you after December 31, 1994.

2. Change in Control.Consistent with the terms of the Employment Agreement and the Executive Severance Compensation Agreement between you and the Company (the "ESCA") you will be entitled to receive payouts under the ESCA in the event that a Change in Control (as defined in the ESCA) occurs prior to September 30, 1995. Notwithstanding the foregoing, in the event that a Change in Control specifically involving the "Lynx" project occurs prior to December 31, 1995, you will be entitled to payouts under the ESCA.



Mr. Frederick Dietz
March 23, 1995
Page 2



3. Transition Services.During the period from January 1, 1995 through March 31, 1995, you will undertake to provide general advice to Company employees as requested, and to ensure the orderly transition of your personal Company projects to designated Company executives. You will have use of an office and support services at the Data Switch headquarters until March 31, 1995.

4.    Company Car.    You will be entitled to use of  your Company
car until March 31, 1995. After such period, you will, at your option, either return the car to the Company or purchase the car in accordance with standard Company policies.

      If the foregoing reflects your understanding of our arrangement, please sign this letter and the enclosed copy in the space indicated below and return the copy to me.

                                      Very truly yours,


                                      William J. Lifka______
                                      William J. Lifka


Agreed and Accepted:


Frederick Deitz______
Frederick Dietz